Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC   USA   20549

Re:     Wordlogic Corporation

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K Amendment No. 1 dated February 17, 2009, captioned "Changes in Registrant’s Certifying Accountant” and that we agree with the all the statements made therein as they relate to Manning Elliott LLP (“Manning Elliott”).

We do not agree with statements made in regards to Manning Elliott in Form 8-K originally filed on February 17, 2009 in which Wordlogic Corporation indicated Manning Elliott was requested to furnish it with a letter addressed to the SEC stating whether or not it agrees with the statements therein. Manning Elliott did not receive a request for a letter from Wordlogic Corporation until March 13, 2009.  Manning Elliott’s prior communication to the Company was on February 17, 2009 in which the Company was informed that there were unpaid professional fees of $35,591.53 owing to Manning Elliott.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K Amendment No. 1.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 13, 2009